                                                                    Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE
For further information contact:
William B. Ruger, Jr.  603-863-3300
Stephen L. Sanetti     203-259-7843
Thomas A. Dineen       203-259-7843

                      STURM, RUGER & COMPANY, INC. REPORTS
                             SECOND QUARTER RESULTS

      SOUTHPORT, CONNECTICUT, July 16, 2004--Sturm, Ruger & Company, Inc. (NYSE-RGR), today reported second quarter 2004 net sales of $32.7 million compared to $31.8 million in the second quarter of 2003, and a net loss of $0.5 million or $0.02 per share compared to net income of $1.0 million or $0.04 per share in the second quarter of 2003.

      For the six months ended June 30, 2004, net sales were $73.0 million and net income was $3.4 million or $0.13 per share. For the corresponding period in 2003, net sales were $72.9 million and net income was $5.6 million or $0.21 per share.

      Chairman William B. Ruger, Jr. commented on the firearms results, "Although firearms shipments declined 5% from the prior year due to an apparent softness in the overall firearms market which adversely impacted our established product shipments, demand for our new products continues to be strong. We are aggressively addressing shortfalls in new product supply by rationalization of our production toward those models which are in great demand by our customers. Realizing this goal will facilitate our return to expected profitability levels."

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Sturm, Ruger Earnings page 2

      In addition to the many previously announced new products for 2004, the second quarter marked the debut of a new family of autoloading rimfire pistols - the RUGER MARK III .22 caliber pistols. Newly announced products in the quarter include:

      - The NEW RUGER MKIII512 pistol, available in both blued and stainless steel, featuring a convenient frame-mounted magazine release button. It also has a 5 1/2 inch bull barrel and a new micro-adjustable sight. The receiver is drilled and tapped to accept the new Weaver-style scope base adapter, included with each pistol.

      - The NEW RUGER 22/45 P4GCMKIII pistol featuring a new, slimmer 1911-style grip frame, also with the new frame-mounted magazine release button. The newly restyled grip frame features checkered side panels, front-strap and back-strap. Like all new Ruger MKIII pistols, it features an unobtrusive internal lock, magazine disconnect and loaded chamber indicator, to comply with all state sales regulations.

      - The NEW RUGER KP345, a 45 ACP pistol featuring a slim ergonomic grip, improved trigger pull, contoured slide, optional accessory rail, and exclusive Ruger camblock design, has also met with great enthusiasm upon its introduction this quarter. Like the new Ruger MKIII pistols, to comply with various state laws, it has a loaded chamber indicator, unobtrusive internal lock and magazine disconnect.

      - The NEW MODEL RUGER SINGLE SIX HUNTERS featuring a target crowned barrel with gold bead sights and an integral barrel rib cut for Ruger's patented scope rings, which are included with every Hunter shipped, and tip-off scope bases. The New Model Ruger Single Six Hunter is available in 17 HMR or in a convertible model which includes both 22LR and 22WMR cylinders.

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Sturm, Ruger Earnings page 3

      Mr. Ruger reiterated the Company's ongoing commitment to firearms innovation, "We are planning to introduce even more new models during the remainder of the year, as we endeavor to continually expand and enhance the Ruger catalog of firearm offerings. This is our largest number of new products since 1982. Because we have introduced so many new products, which necessarily are made in smaller quantities initially, our margins have suffered. As production levels increase, we expect this situation to improve."

      Mr. Ruger remarked on the Company's investment castings business, "We are encouraged by the 10% increase in castings sales this quarter and remain determined to succeed in this market. To that end we will continue to explore opportunities in diverse markets and end uses for both our steel and titanium capabilities."

      Mr. Ruger remains encouraged by the Company's balance sheet, "We are financially solid. At June 30, 2004, we remain debt free, with $45 million of cash and short-term investments."

      Stephen L. Sanetti, President and Chief Operating Officer, added, "During the quarter, the dismissal of Washington D.C.'s municipal lawsuit against the Company and other firearms manufacturers was sustained. The nationwide decline in unintentional firearms fatalities continued, and accidental injuries involving the Company's products have declined to the point where only four open product liability lawsuits currently exist. We truly are `Arms Makers for Responsible Citizens', as our corporate motto reflects."

      Mr. Sanetti continued, "Besides appreciation by our customers, recognition by our industry peers is also gratifying and humbling. In April, we were pleased to receive the 2004 Shooting Industry Academy of Excellence Award for `Rifle of the Year' for our new M77MKII Target

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Sturm, Ruger Earnings page 4


Rifle chambered for the innovative .204 Ruger cartridge. In June, Outdoor Life magazine gave its prestigious 2004 Editors' Choice Award to our new stainless steel Number 1 Rifle, also in the new .204 Ruger, calling it `our top rifle' and `impossible to shoot without smiling'."

      Mr. Ruger added, "Steve Sanetti was also presented with the 2004 Shooting Industry Award for his work in effectively defending against ill-conceived lawsuits by individuals, municipalities, and anti-gun organizations. This presentation reflects great credit upon the Company and its fine legal team."

      Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company's business segments are engaged in the manufacture of the world famous RUGER(R) brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.

      The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The

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Sturm, Ruger Earnings page 5

Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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                          STURM, RUGER & COMPANY, INC.
             Condensed Consolidated Statements of Income (unaudited)
                    (in thousands, except per share amounts)


                                                     Three Months Ended                              Six Months Ended
                                                           June 30,                                      June 30,
                                     -----------------------------------------------   ---------------------------------------------
                                        2004           %          2003          %         2004          %        2003           %
                                     ----------   ----------   ----------   --------   ----------   --------   ----------   --------
Firearms sales                       $   27,598         84.4   $   27,156       85.4   $   63,736       87.4   $   63,639       87.3
Castings sales                            5,115         15.6        4,645       14.6        9,214       12.6        9,294       12.7
                                     ----------   ----------   ----------   --------   ----------   --------   ----------   --------
  Net sales                              32,713        100.0       31,801      100.0       72,950      100.0       72,933      100.0
Cost of products sold                    27,951         85.4       25,294       79.5       55,977       76.7       53,989       74.0
                                     ----------   ----------   ----------   --------   ----------   --------   ----------   --------
  Gross profit                            4,762         14.6        6,507       20.5       16,973       23.3       18,944       26.0
Expenses:
  Selling                                 3,865         11.8        3,313       10.4        8,015       11.0        7,210        9.9
  General and administrative              1,660          5.1        1,692        5.4        3,336        4.6        3,067        4.2
                                     ----------   ----------   ----------   --------   ----------   --------   ----------   --------
                                          5,525         16.9        5,005       15.8       11,351       15.6       10,277       14.1
                                     ----------   ----------   ----------   --------   ----------   --------   ----------   --------
    Operating income(loss)                 (763)        (2.3)       1,502        4.7        5,622        7.7        8,667       11.9
Other income(loss)-net                       (7)        (0.0)         226        0.7           83        0.1          618        0.8
                                     ----------   ----------   ----------   --------   ----------   --------   ----------   --------
  Income(loss) before income taxes         (770)        (2.3)       1,728        5.4        5,705        7.8        9,285       12.7
Income taxes                               (309)        (0.9)         693        2.1        2,288        3.1        3,723        5.1
                                     ----------   ----------   ----------   --------   ----------   --------   ----------   --------
  Net income(loss)                   ($     461)        (1.4)  $    1,035        3.3   $    3,417        4.7   $    5,562        7.6
                                     ==========   ==========   ==========   ========   ==========   ========   ==========   ========

Earnings per share
  Basic                              ($    0.02)               $     0.04              $     0.13              $     0.21
  Diluted                            ($    0.02)               $     0.04              $     0.13              $     0.21

Cash dividends per share             $     0.20                $     0.20              $     0.40              $     0.40

Average shares outstanding
  Basic                                  26,911                    26,911                  26,911                  26,911
  Diluted                                26,911                    26,911                  26,983                  26,911

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                          STURM, RUGER & COMPANY, INC.
                Condensed Consolidated Balance Sheet (unaudited)
                                 (in thousands)


                                        June 30,
                                          2004
                                       ---------
Assets
Cash and cash equivalents              $   1,259
Short-term investments                    44,004
Trade receivables, net                    13,078
Inventories                               50,989
Deferred income taxes                      7,753
Prepaid expenses and other assets          1,275
                                       ---------
     Total current assets                118,358
Property, plant and equipment            157,658
     Less depreciation                  (131,434)
                                       ---------
                                          26,224
Deferred income taxes                        914
Other assets                              10,066
                                       ---------
Total                                  $ 155,562
                                       =========
Liabilities and Stockholders' Equity
Trade accounts payable and
     accrued expenses                  $   4,478
Product liability                          4,000
Employee compensation                      7,032
Workers' compensation                      5,899
Income taxes                               1,409
                                       ---------
     Total current liabilities            22,818
Accrued pension liability                  4,956
Product liability accrual                  1,494
Stockholders' equity                     126,294
                                       ---------
Total                                  $ 155,562
                                       =========


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